Exhibit 10.04

Agreement

This Agreement confirms certain terms of employment between Lumber Liquidators, (“employer”) and H. Franklin Marcus, Jr., (“Marcus”). The job title for Marcus will be Chief Financial Officer and his responsibilities will include the management and direction of the financial and accounting activities of the employer.

The annual salary of Marcus will be $125,000 for the first year from the date of this agreement and will be reviewed annually thereafter by employer. Marcus will be eligible for future bonus plans introduced and receive all other benefits consistent with those provided to other similarly situated employer officers.

Employer recognizes the major change that Marcus has agreed to make in his personal life concerning the employer’s relocation to Toano, Virginia and agrees that, in the event Marcus’s employment is terminated by employer or its successors, for any reason other than for “cause” as defined in this agreement, prior to the third anniversary date of this agreement, employer will pay Marcus the following:

a)	the then current base salary will be continued from the date of termination of employment at regular pay intervals for a one year period or the remaining term of this Agreement, whichever is shorter.

b)	All other personal and family health, medical, dental, life and similar benefits employee receives in the termination year will be continued at no cost to Marcus for a period of one year from the date of termination or the date Marcus obtains similar benefits from another employer.

c)	Any accrued bonuses due under employer bonus programs in existence on the date of termination.

For purposes of this agreement the term “cause” shall be defined as:

1)	any dishonest or fraudulent act or conduct constituting a criminal act which results in the personal gain or enrichment of Marcus at the expense of employer; or

2)	willful violation of this agreement or policies established by the Board of Directors of employer.

Employer shall give Marcus ten (10) days prior written notice of any violation of this Agreement or such policies which, if not discontinued or corrected, would lead to termination for “cause”. Termination pursuant to this “cause” paragraph shall be effective ten (10) days after such written notice unless such conduct has been cured in the good faith judgment of employer’s Board of Directors or Chief Executive Officer.

The parties witness their agreement with the provisions herein this 27th day of August, 2004.

Employer:	H. Franklin Marcus, Jr.

/s/ Thomas D. Sullivan	/s/ H. Franklin Marcus, Jr.
Thomas D. Sullivan
Chief Executive Officer
Lumber Liquidators, Inc.

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